EXHIBIT 4.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to the Rights Agreement, dated as of March 6, 2015 (this “Amendment”), amends that certain Rights Agreement, dated as of March 6, 2012 (the “Rights Agreement”), between Pericom Semiconductor Corporation, a California corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

WHEREAS, pursuant to Section 26 of the Rights Agreement, so long as the Rights are redeemable, the Company may in its sole discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement;

WHEREAS, as of the date hereof, the Rights are redeemable;

WHEREAS, the Company has determined that it is in the best interest of the Company and its Shareholders to amend the Rights Agreement as set forth herein; and

WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Amendment of Section 7.1. Section 7.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

Except as provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11.1.2 and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a Preferred Share (or other securities, cash or other assets) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business Eastern Daylight Time on March 6, 2015 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, or (iv) the time at which the Rights are exchanged as provided in Section 27. The Rights and this Rights Agreement shall expire on the Expiration Date and upon such expiration, all rights pertaining thereto shall be extinguished.

2. Amendment of Exhibits. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all conforming changes.

3. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the date first written above.

PERICOM SEMICONDUCTOR CORPORATION

By:	/s/ Kevin S. Bauer
Name:	Kevin S. Bauer
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration